As filed with the Securities and Exchange Commission on July 3, 2017

Registration No. 333-134495
Registration No. 333-167052
Registration No. 333-211757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-134495
FORM S-8 REGISTRATION STATEMENT NO. 333-167052
FORM S-8 REGISTRATION STATEMENT NO. 333-211757

UNDER
THE SECURITIES ACT OF 1933

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2319066
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7102 Commerce Way
Brentwood, Tennessee                          37027
(Address of Principal Executive Offices)                        (Zip Code)

Delek US Holdings, Inc. 2016 Long-Term Incentive Plan
Delek US Holdings, Inc. 2006 Long-Term Incentive Plan, as amended
Executive Employment Agreement Share Purchase Rights
(Full Title of the Plan)

 Ezra Uzi Yemin, President and Chief Executive Officer
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(Name and address of agent for service)
(615) 771-6701
(Telephone number, including area code, of agent for service)

Copies to:
Manuel G. Rivera, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 318-3296

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Delek US Holdings, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans:

•
Registration Statement No. 333-211757, originally filed with the SEC on June 1, 2016, pertaining to the registration of 4,400,000 shares of Common Stock issuable under the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan;

•
Registration Statement No. 333-167052, originally filed with the SEC on May 24, 2010, pertaining to the registration of an additional 2,000,000 shares of Common Stock issuable under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan, as amended; and

•
Registration Statement No. 333-134495, originally filed with the SEC on May 26, 2006, pertaining to the registration of 3,053,392 shares of Common Stock issuable under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the registration of 1,969,493 shares of Common Stock issuable upon exercise of share purchase rights granted in the Employment Agreement, dated as of May 1, 2004, by and between MAPCO Express, Inc., Ezra Uzi Yemin and the Company, as amended.

On January 2, 2017, the Company entered into an Agreement and Plan of Merger with Alon USA Energy, Inc., a Delaware corporation (“Alon”), Delek Holdco, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Holdco”), Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Delek Merger Sub”), and Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Astro Merger Sub”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (collectively, the “Merger Agreement”). Pursuant to the Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) the Company was renamed “Delek US Energy, Inc.” and Holdco was renamed “Delek US Holdings, Inc.”; (ii) Delek Merger Sub merged with and into the Company (the “Delek Merger”), with the Company surviving as a wholly owned subsidiary of Holdco; and (iii) Astro Merger Sub merged with and into Alon (the “Alon Merger” and together with the Delek Merger, the “Mergers”), with Alon surviving as a direct and indirect wholly owned subsidiary of Holdco. The Mergers were effective as of July 1, 2017.

As a result of the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but unsold at the termination of the offering, the Company hereby removes all of such securities of the Company registered but unsold under any of the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on July 3, 2017.

DELEK US HOLDINGS, INC.

Date: July 3, 2017	By:	/s/ Kevin Kremke
Kevin Kremke
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.